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                                                                    Exhibit 21.1

                             VISUAL NUMERICS, INC.

                                 SUBSIDIARIES

The Registrant has the following Subsidiaries:

1. Nihon Visual Numerics Kubushiki Kaisha, (also known as Visual Numerics, Inc., Japan)(formerly known as IMSL Japan, Inc.), a Japanese corporation.

2. Visual Numerics (Europe) Limited, a U.K. corporation

3. Visual Numerics Software GmbH (formerly known as IMSL Germany GmbH), a German corporation

4. Visual Numerics Inc. (France) SARL (formerly known as Precision Visuals International SARL), a French corporation